Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Three Rivers Operating Company Inc. of (i) our report dated April 27, 2011 relating to the consolidated financial statements of Three Rivers Operating Company LLC, (ii) our report dated January 26, 2012 relating to the balance sheet of Three Rivers Operating Company Inc., (iii) our report dated January 25, 2012 relating to the carve out financial statements of the Chesapeake Energy Corporation Acquired Properties (as Predecessor), and (iv) our report dated January 25, 2012 relating to the statement of revenues and direct operating expenses of the Samson Resources Company Acquired Properties, all of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 27, 2012